EXHIBIT 11
                             LASERSIGHT INCORPORATED
                        COMPUTATION OF PER SHARE EARNINGS
                  NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999


                                                        Three Months Ended                      Nine Months Ended
                                                           September 30,                          September 30,
                                                        2000             1999               2000                1999
                                                        ----             ----               ----                ----
BASIC AND DILUTED

  Weighted average shares outstanding               21,689,000        17,455,000         20,420,000          15,691,000
                                                  ============      ============       ============        ============

  Net loss                                        $ (4,517,190)       (3,022,500)        (9,391,002)         (9,793,526)
                                                  ============      ============       ============        ============

  Basic loss per share                            $      (0.21)            (0.17)             (0.46)              (0.62)
                                                  ============      ============       ============        ============

ADDITIONAL DILUTED CALCULATION

  Net loss, above                                 $ (4,517,190)       (3,022,500)        (9,391,002)         (9,793,526)
                                                  ============      ============       ============        ============

  Additional adjustment to weighted
   average number of shares:
  Weighted average shares outstanding,
   above                                            21,689,000        17,455,000         20,420,000          15,691,000
  Dilutive effect of contingently issuable
   shares, stock options and convertible
   preferred stock                                   2,236,000         5,646,000          3,771,000           5,566,000
                                                  ------------      ------------       ------------        ------------
  Weighted average number of shares,
   adjusted                                         23,925,000        23,101,000         24,191,000          21,257,000
                                                  ============      ============       ============        ============

  Diluted loss per share, adjusted (A)            $      (0.19)            (0.13)             (0.39)              (0.46)
                                                  ============      ============       ============        ============


(A) This calculation is submitted in accordance with Regulation S-K item
    601(b)(11) although it is contrary to paragraph 13-14 of SFAS 128 because it produces an anti-dilutive result.

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